Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jim Pluntze
978-946-8611
jpluntze@navisite.com
NaviSite Reports on SEC Filing by Atlantic Investors, LLC
Andover, MA, July 19, 2010 — NaviSite, Inc. (NASDAQ: NAVI) today announced that its board of directors has received a proposal letter, dated July 12, 2010, from Atlantic Investors, LLC to acquire all of the outstanding shares of common stock of NaviSite not currently owned by Atlantic for $3.05 per share in cash. Atlantic owns approximately 36.6% of NaviSite’s outstanding common stock and approximately 33.0% in voting power of NaviSite’s outstanding capital stock. Atlantic’s proposal is conditioned upon, among other things, Atlantic’s ability to obtain the necessary financing to complete the potential transaction. Arthur P. Becker, NaviSite’s Chief Executive Officer and a member of its board of directors, is a managing member of Madison Technology LLC, a managing member of Atlantic. Andrew Ruhan, the Chairman of NaviSite’s board of directors, holds an equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic.
NaviSite’s board of directors has formed a special committee of independent directors to consider the proposal and any alternative thereto. The members of the special committee are James Dennedy, Thomas R. Evans and Larry Schwartz.
The board of directors cautions NaviSite’s stockholders and others considering trading in its securities that no decisions have been made by the board of directors with respect to NaviSite’s response to the proposal. There can be no assurance that any agreement will be executed or that this or any other transaction will be approved or consummated. The proposal is subject to the approval of the special committee, the board of directors and NaviSite’s stockholders.
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is the premier provider of complex hosting, application management and managed cloud services for enterprises. NaviSite provides a full suite of reliable and scalable managed services, including Application Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructure and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global

400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com

footprint of state-of-the-art data centers supported by approximately 600 professionals. For more information on NaviSite services, please visit www.navisite.com.
Forward Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. These include the uncertainties set forth in this press release regarding whether an acquisition of NaviSite will be consummated upon the terms proposed by Atlantic, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in NaviSite’s Securities and Exchange Commission filings and reports. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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400 Minuteman Road, Andover, MA 01810, P. 978-682-8300, F. 978-688-8100	www.navisite.com